Exhibit 99.1

News Release

	Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE
Jack Lascar / jlascar@drg-e.com
Anne Pearson / apearson@drg-e.com
DRG&E / 713-529-6600
COPANO ENERGY REPORTS NO SIGNIFICANT DAMAGE TO
FACILITIES FOLLOWING HURRICANE IKE
     HOUSTON, September 15, 2008 — Copano Energy, L.L.C. (NASDAQ: CPNO) today reported that a preliminary assessment following Hurricane Ike, which made landfall in Galveston, Texas on September 13, 2008, has revealed no significant damage to Copano’s Texas pipeline and processing facilities. During the storm, Copano’s Houston Central natural gas processing plant near Sheridan, Texas, continued to operate. As a precautionary measure, some producers on Copano’s Texas pipeline systems curtailed natural gas production, but substantially all production is scheduled to resume by midnight tonight. Also, Copano’s Houston Central Plant reduced natural gas liquids production to accommodate downstream markets, and natural gas liquids production at the Houston Central Plant remains curtailed pending resumption of operations at downstream natural gas liquids facilities in the Houston area. Based on published reports, Copano does not believe that downstream natural gas liquids facilities were materially damaged. In addition, some downstream natural gas markets used by Copano shippers have been curtailed pending further restoration of electric power service in the Houston region.
     Copano expects to reopen its Houston offices on Thursday, September 18.
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.
     This press release may include “forward-looking statements,” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the company’s Securities and Exchange Commission filings.